Exhibit 10.8

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Severance and Change in Control Agreement (“Agreement”) is entered into by and between Brian John Clark (“Clark” or “Employee”) and Stanley Associates, Inc. (“Stanley” or “the Company”), including any/all affiliate or successor companies.

WHEREAS Clark has accepted an offer of employment, the terms of which are detailed in an Offer Letter, dated March 20, 2006, and has accepted the terms and conditions governing employment with Stanley generally, in exchange for certain additional benefits;

NOW THEREFORE, in consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.             Nature of Employment

Clark understands and agrees that this Agreement does not change his status as an at-will employee of Stanley and he is not promised employment for a specific term as a result of this Agreement.  Clark will commence employment at a mutually convenient date, but no later than four (4) weeks from the date of the offer letter, in the role of Chief Financial Officer, reporting to Philip O. Nolan, President and Chief Executive Officer.

2.             Term of Agreement

This Agreement shall become effective on the date fully executed by all parties (“Effective Date”), and will terminate on the second anniversary of the Effective Date.

3.             Severance and Change in Control Payment

In exchange for signing this Agreement, Clark may be eligible to receive either a severance payment, if his employment is terminated involuntarily by the Company in accordance with the terms of provision 3(A) below, or a change in control payment, if a triggering “change in control” occurs in accordance with the terms of provision 3(B) below.

A.            Severance Payment:  Clark will be eligible for a severance payment, equal to $250,000 in the gross amount, in the event his employment is terminated by the Company within two (2) years of the Effective Date for a reason other than cause, as defined below.  Clark’s eligibility for this severance is expressly conditioned upon his execution of a general release agreement provided to him by Stanley at the time any payment may become due under this Paragraph.  Clark agrees that Stanley shall make any severance payment in accordance with Stanley’s regular payroll practices, including withholding such tax, payroll and other amounts from the payment.  Clark understands that, by signing this Agreement, he is electing to receive any severance payment under the terms set forth herein.

For the purposes of this Paragraph, “cause” means (a) gross misconduct or fraud in the performance of employment; (b) conviction or guilty plea with respect to any felony (except for motor vehicle violations); (c) the material breach of any written agreement between Clark and the Company or of any written code of conduct; or (d) continued abandonment of employment with the Company, which remains uncorrected, or which recurs, after written notice delivered to Clark of such breach of abandonment and a reasonable opportunity to correct such breach or abandonment.  The severance payment is not applicable in the event of an involuntary termination resulting from a “change in control”, which is covered in provision 3(B) below.

B.            Change in Control Payment:  Clark will be eligible to receive a payment, equal to $500,000, in the event of a “Change in Control” of the Company within two (2) years of the Effective Date of this Agreement.   For the purposes of this Agreement, the following definitions apply:

“Person” shall have the meaning defined in Sections 13(d) of 14(d) of the Securities Exchange Act of 1934, as amended.

“Beneficial Owner” and “Beneficial Ownership” shall have the meaning defined in, and shall be determined pursuant to, Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Change in Control” means one of the following:

                (i)  the closing of a merger or consolidation of the Company with any other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than another Company) acquires more than 20% of the combined voting power of the Company’s then outstanding securities;

                (ii)  any Person (other than another Company or trustee or other fiduciary holding securities under an employee benefit plan of a Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

                (iii)  a sale or transfer of substantially all of the assets of the Company, or approval of such a sale or transfer by the shareholders or members of the Company;

Provided, however, that a Change in Control does not include the public issuance of securities on a national securities exchange pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

4.             Confidentiality of Agreement and Negotiations

Clark agrees, for the period of his employment with Stanley and anytime thereafter, not to disclose, publicize, or publish, or to refer to, or in any other manner to communicate to any person, other than immediate family members, his attorney, his tax advisors, or as required by law or court order, the terms of this Agreement or the substance of the negotiations regarding this Agreement, except in connection with any legal proceeding brought to enforce or challenge the enforceability of this Agreement or as required by law.

5.             Confidentiality and Use

Without the written approval of Stanley, Employee will not, during the period of his employment with Stanley, or any time thereafter, disclose to others or use, for his own benefit or otherwise, any information, knowledge or data Employee receives or develops during his period of employment with

Stanley which is considered by Stanley to be confidential and proprietary, or which Employee knows or should know to be confidential or proprietary, including without limitation information contained in financial documents and plans, costs and pricing data, corporate objectives, business processes, business plans, customer lists, or otherwise, or which Stanley has received in confidence from others, nor will Employee disclose to Stanley any confidential information of others.

6.             State Law

This Agreement shall be construed and governed by the laws of the Commonwealth of Virginia and without regard to such Commonwealth’s choice of law provisions.  Any action brought under this agreement must be filed in a court of competent jurisdiction in the Commonwealth of Virginia

7.             Acknowledgement

By signing below, Employee acknowledges that he has received, read and understands the Offer of Employment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have signed below.

BRIAN JOHN CLARK

Signature:	/s/ Brian John Clark

Dated:	March 30, 2006

STANLEY ASSOCIATES, INC.

By	/s/ Scott D. Chaplin

Its: General Counsel

Dated:	April 25, 2006